As filed with the Securities and Exchange Commission on May 24, 2019

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMEGA FLEX, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-1948942
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

451 Creamery Way, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Non-Plan Non-Employee Director Restricted Stock Units

(Full Title of the Plan)

Timothy P. Scanlan

General Counsel

213 Court Street, S. 1001

Middletown, Connecticut 06457

(Name and Address of Agent for Service)

(860) 704-6824

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]		Accelerated filer	[X]

Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]
			Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	[ ]

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock(1), $0.01 par value per share	500	$88.65	$44,325.00	$5.37

(1)	The shares of common stock, par value $0.01 per share (“Common Stock”), of Omega Flex, Inc., a Pennsylvania corporation (the “Registrant”), are issuable pursuant to the non-plan restricted stock unit awards (the “RSUs”).
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be offered or delivered under the RSUs to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions. No additional registration fee is included for the registration of the offering of these shares.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the Nasdaq Global Market (“Nasdaq”) on May 20, 2019, which date is within five business days prior to the initial filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Omega Flex, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with the grant of non-plan restricted stock unit awards granted to non-employee directors of the Registrant (the “RSUs”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each grantee of the RSUs as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 11, 2019;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including: the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed on May 6, 2019; and Current Reports on Form 8-K filed with the Commission on February 4, 2019, March 1, 2019 and April 9, 2019 (and provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this registration statement).

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on July 22, 2005.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

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ITEM 6.	Indemnification of Directors and Officers.

The Company’s amended and restated Articles of Incorporation provides for indemnification of its officers and directors to the extent permitted by Pennsylvania law, which generally permits indemnification for actions taken by officers or directors as representatives of the Company if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company. Omega Flex, Inc. has entered into indemnification agreements with its officers and directors to specify the terms of its indemnification obligations. In general, these indemnification agreements provide that the Company will:

●	indemnify its directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

●	advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

●	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

●	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Pennsylvania law, the by-laws contain a provision eliminating the personal liability of directors to the Company and its shareholders for monetary damages for any action taken, except for breaches of, or failure to perform their fiduciary duties, and such breach or failure constituted self-dealing, willful misconduct or recklessness. The applicable provisions of Pennsylvania law pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of these provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which in violation of their fiduciary duties and are not the result of self-dealing, willful misconduct or recklessness, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

The Company also maintains a directors and officers insurance policy for the benefit of its directors and officers.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

See Index to Exhibits.

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

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Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.(I) to Registrant’s Registration Statement on Form 10-12G, filed June 22, 2005).

4.2	The Amended and Restated By-Laws of Omega Flex, Inc. (incorporated by reference to Exhibit 3.(II) to Registrant’s Registration Statement on Form 10-12G, filed June 22, 2005).

4.3	Form of non-plan Non-Employee Director Restricted Stock Unit Award Agreement entered into between Omega Flex, Inc. and certain of its non-employee directors (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, filed December 13, 2018).

23.1 *	Consent of RSM US LLP.

24.1 *	Power of Attorney (included with signature page).

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Connecticut, on May 24, 2019.

OMEGA FLEX, INC.

By:	/s/ Kevin R. Hoben
Kevin R. Hoben
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Kevin R. Hoben and Timothy P. Scanlan, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 24, 2019.

Signature	Position

/s/ Kevin R. Hoben	Chairman and Chief Executive Officer
Kevin R. Hoben	(Principal Executive Officer)

/s/ Paul J. Kane	Vice President - Finance and Chief Financial Officer
Paul J. Kane	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark F. Albino	Director
Mark F. Albino

/s/ James M. Dubin	Director
James M. Dubin

/s/ David K. Evans	Director
David K. Evans

/s/ J. Nicholas Filler	Director
J. Nicholas Filler

/s/ Derek W. Glanvill	Director
Derek W. Glanvill

/s/ Bruce C. Klink	Director
Bruce C. Klink

/s/ Stewart B. Reed	Director
Stewart B. Reed

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